EXHIBIT 10.9
RETIREMENT AGREEMENT & GENERAL RELEASE
This RETIREMENT AGREEMENT & GENERAL RELEASE (this “Agreement”), dated as of November 3, 2023, is entered into by and among Kristopher A. Wiebeck (“Employee”), Baldwin Risk Partners, LLC, a Delaware limited liability company (“BRP LLC”), and BRP Colleague Inc., a Florida corporation (“BRP Colleague”) (BRP LLC and BRP Colleague are co-employers of Employee and collectively referred to herein as the “Company”). Capitalized terms that are used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement (defined below).
BACKGROUND
Employee is employed by the Company on an “at will” basis pursuant to that certain Amended & Restated Employment Agreement by and between the Company and Employee, dated October 28, 2019 (including Amendment #1 thereto dated April 1, 2021, the “Employment Agreement”), including the Amended and Restated Restrictive Covenants Agreement appended thereto (the “RCA”). Employee, BRP Group, Inc. (“BRP Group”) and BRP LLC (and the other parties signatory thereto) are also parties to that certain Third Amended and Restated Limited Liability Agreement of Baldwin Risk Partners, LLC, dated as of October 7, 2019 (as amended, the “LLC Agreement”).
The Company and Employee desire to enter into this Agreement to agree to the terms upon which, effective as of 11:59 p.m. Eastern Time on December 31, 2023 (the “Retirement Date”), (a) Employee shall Retire (as that term is defined below) from the insurance industry, (b) Employee’s employment with the Company shall terminate and (c) Employee shall resign from all positions as an officer and/or director of BRP Group and any of its applicable direct or indirect subsidiaries (including BRP LLC).
Except as otherwise expressly provided herein, Employee shall not become entitled to any other salary, bonuses, commissions, employee benefits, or compensation or payments of any kind from the Company or any of its affiliates after the Retirement Date, and all of Employee’s rights to salary, bonuses, commissions, employee benefits, and other compensation and payments of any kind that would have accrued or become payable after the Retirement Date shall cease upon such Retirement Date other than those expressly required under applicable law. The Company may offset any amounts Employee owes it against any amounts it owes Employee hereunder. The Company represents and affirms that, as of the date of this Agreement, it is not aware of any amounts owed to it by Employee.
The Company will provide Employee with certain financial benefits and other consideration in return for Employee’s execution of this Agreement, including without limitation, Addendum 1 to this Agreement (“Addendum 1”) and the release Employee is providing under this Agreement and Addendum 1.
OPERATIVE TERMS
The parties agree as follows:
1.Background. The parties acknowledge and agree that the information contained in the Background section of this Agreement is true and accurate and agree that all such information and statements are incorporated into the operative terms of this Agreement by this reference.

2.Retirement; Severance Benefits.

2.1    In consideration of the Severance Benefits (as defined below) provided under this Agreement, Employee agrees to Retire (as defined below), as of the Retirement Date. For purposes of this Agreement, the term “Retire” or “Retirement” means a permanent retirement from the insurance industry, which for this purpose includes, without limitation, (a) any Competing Business (as defined in the RCA), (b) any Competitive Enterprise (as defined in the LLC Agreement), (c) any insurance or reinsurance brokerage or agency, (d) any insurance or reinsurance intermediary, (e) any insurance or reinsurance managing general agent, (f) any insurance or reinsurance underwriting or claims administration or processing business, (g) any insurance or reinsurance carrier business, and (h) any third-party administrator business in connection with any of the same, all of which shall constitute a “Competing Operation” for purposes of this Agreement. For clarity, the foregoing shall prohibit Employee from (i) being employed by a Competing Operation, (ii) directly or indirectly providing consulting or advisory services to a Competing Operation or an investor in a Competing Operation (in each case, whether or not associated with remuneration), (iii) serving as an officer, director or advisor of or to any Competing Operation (whether or not employed by the Competing Operation and whether or not associated with remuneration), and/or (iv) directly or indirectly owning any portion of a Competing Operation; provided that, the foregoing shall not prohibit Employee’s passive ownership of less than 5% of the shares of a Competing Operation whose shares are publicly traded, but will prohibit Employee from directly or indirectly investing in or co-investing with any person or entity whose ownership in a Competing Operation requires such person or entity, or any affiliate of the same, to make a filing with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder. Notwithstanding the foregoing or any other non-competition restrictive covenant of this Agreement, the RCA, or the LLC Agreement to the contrary, the Employee shall not be prohibited from entering into the following arrangements: (x) immediately upon the expiration of the Addendum 1 Revocation Period as defined in Addendum 1, a business or enterprise that provides wealth management advisory and/or pension consulting services via an equity fund, hedge fund, debt fund, or private investment vehicle so long as such entity (and any affiliate of such entity) remains below five percent (5%) equity in any Competing Operation, and (y) subsequent to the expiration of the last non-competition restrictive covenant contained in the LLC Agreement, a business or enterprise of which the Employee is a principal in a private equity firm’s finance and insurance group (or similar group) (“FIG”) that contains insurance holdings, provided that the insurance-related holdings are not the primary focus or majority of the FIG or its holdings. If any restrictive covenant contained in this Retirement Agreement is held invalid, unenforceable, or void to any extent by a court of competent jurisdiction, the provision shall be modified, if possible, by reducing its duration and scope to allow enforcement of the maximum permissible duration and scope.

2.2    As further consideration for Employee’s Retirement, Employee’s satisfaction of the Severance Conditions (as defined below), the Released Claims (as defined below) in this Agreement and in Addendum 1, and the other agreements and covenants contained in this Agreement and Addendum 1, the Company shall pay to Employee (a) the total gross amount of Two Million Five Hundred Thousand Sixty United States Dollars ($2,560,000.00) (the “Severance Compensation”) and (b) early payment of Employee’s 2023 bonus which would have otherwise been payable under the Company’s 2023 annual incentive plan in respect of 2023 performance, in the total gross amount of One Million Four Hundred Forty Thousand United States Dollars ($1,440,000.00), which would otherwise have been subject to a continuing service obligation and would not be payable until April 2024 (the “2023 Bonus Compensation”), in the case of each of (a) and (b) above, less ordinary payroll deductions and any outstanding amounts owed by Employee to the Company. The Severance Compensation and the 2023 Bonus Compensation will be paid in a single lump sum as described in Section 2.4 below, subject to the terms and conditions of this Agreement, and at the time specified in Section 2.4 below. The Severance Compensation and early payment of the 2023 Bonus Compensation will be reported on IRS Form W-2.

2.3    Provided Employee is eligible for and timely and properly elects to continue health (including medical, dental, and vision) insurance coverage under the Consolidated Omnibus Reconciliation Act, 29 U.S.C. § 1161 et. seq., as amended (“COBRA”) for Employee and Employee’s eligible dependents at the same level of coverage prior to the Retirement Date, from the Retirement Date and continuing for a period of twelve (12) months thereafter (the “COBRA Contribution Period”), the Company shall pay a portion of the monthly premiums (in an amount equal to the Company contribution for active employees enrolled in the same level of coverage, the “COBRA Contribution”) directly to the insurer during the COBRA Contribution Period.  The Company’s COBRA Contribution obligation shall cease if, prior to the end of the COBRA Contribution Period, Employee becomes eligible for other group health insurance providing medical, dental, and vision coverage.  Employee shall promptly notify the Company if Employee’s eligibility for COBRA ends for any reason.  Notwithstanding the Company’s COBRA Contribution, at all times, Employee shall be responsible for timely making the COBRA election for Employee and Employee’s eligible dependents and for paying Employee’s portion of premiums to the applicable carrier.
2.4    Payment of the Severance Compensation, early payment of the 2023 Bonus Compensation and payment of the COBRA Contribution and the Continued Vesting (as defined below) (collectively, the “Severance Benefits”) is subject to the following conditions (the “Severance Conditions”) being satisfied (provided that the Severance Compensation and early payment of the 2023 Bonus Compensation will in no case be paid later than December 31, 2023, but shall be subject to clawback and/or recoupment for failure to comply with such conditions): (a) subject to Section 2.6, Employee remains employed by, and in good standing with, the Company through the Retirement Date, and Employee fully and completely meets all of Employee’s obligations set forth in this Agreement and continues to fully and completely perform the obligations of Employee’s role at the Company through the Retirement Date, (b) Employee executes and returns an executed original of this Agreement, including without limitation Addendum 1, to the Company, and (c) the Revocation Period and the Addendum 1 Revocation Period referenced in Section 5 of this Agreement and Addendum 1 have expired without revocation. The Severance Compensation and early payment of the 2023 Bonus Compensation will be paid by direct deposit. Subject to the terms of this Section 2.4, Employee’s entitlement to, and the Company’s obligation to provide, the Severance Benefits are contingent upon Employee’s satisfactorily performing all of Employee’s obligations under this Agreement and the Continuing Obligations (as defined below). Specifically, if the Company determines reasonably and in good faith that Employee has not satisfactorily performed all of Employee’s obligations under this Agreement (including, without limitation, abiding by the terms of Section 4 and Section 5 of this Agreement and the Severance Conditions), or any of the Continuing Obligations, then the Company’s obligation to provide the Severance Benefits shall immediately be deemed extinguished, and Employee shall forfeit any rights to receive the Severance Benefits; or, if any such failure to satisfactorily perform the Continuing Obligations occurs prior to the expiration of the last non-competition restrictive covenant under the LLC Agreement, and any portion of the Severance Benefits has already been provided, Employee shall be required to reimburse the Company in full for the amount of the Severance Benefits so received; for the avoidance of doubt, if the Employee fails to perform any obligations of this Agreement or any of the Continuing Obligations after the expiration of the last non-competition restrictive covenant under the LLC Agreement, the Employee shall not be required to reimburse the Company for any amount of the Severance Benefits received. Exercise of this right by the Company in good faith and the withholding of funds, whether or not ultimately determined to be justified, will not constitute a breach by the Company of its obligations under this Agreement or any other agreement between the parties. Except as provided in this Section 2.4, with respect to any failure to satisfactorily perform the Continuing Obligations that occurs subsequent to the expiration of the last non-competition restrictive covenant under the LLC Agreement, the Company reserves all other rights available to it under the law and in equity.
2.5    BRP Group previously granted Employee (a) certain restricted shares of BRP Group’s Class A common stock, $0.01 par value (“Restricted Stock”), pursuant to one or more Restricted Stock Award Agreements, by and between BRP Group and Employee (each a “RSA Award Agreement”), and BRP Group, Inc.’s Omnibus Incentive Plan (the “Plan”), and (b) certain performance-based restricted stock units (“PSUs”), pursuant to one or more PSU Award Agreements by and between BRP Group and Employee (each, a “PSU Award Agreement”, and together with the RSA Award Agreement(s), the

“Award Agreement(s)”). The Award Agreements provide for the Restricted Stock and PSUs to vest over time and subject to certain conditions contained therein. As further consideration for Employee’s Retirement, the Severance Conditions and the Released Claims in this Agreement and in Addendum 1, and subject to Employee fully and completely meeting all of Employee’s obligations set forth in this Agreement, including continuing to provide services to the Company through the Retirement Date, as the same may be communicated to Employee from time to time by Employee’s leadership team, and executing Addendum 1 on the Retirement Date, the Company agrees to permit the continued vesting of the Restricted Stock and PSUs following the Retirement Date (“Continued Vesting”), in each case, subject to all other conditions of the Award Agreements and this Agreement, with the exception only of Employee’s continued employment following the Retirement Date. For clarity, (i) no performance-based or time-based vesting terms shall be deemed modified by this Agreement with respect to any Award Agreement, other than the continuing service-based vesting conditions of the Award Agreements as so hereby modified, (ii) this Agreement does not, and shall not be construed to, accelerate the vesting of any shares of Restricted Stock or PSUs granted pursuant to any Award Agreement and (iii) Employee will continue to qualify as a Covered Executive under BRP Group’s Clawback Policy (the “Policy”), and as such, any applicable Incentive Compensation (as defined in the Policy) received by Employee (including any Restricted Stock or PSUs previously granted to Employee) will remain subject to any applicable reimbursement or forfeiture obligations to the extent required under the Policy.
2.6    For the avoidance of doubt, the parties to this Agreement hereby acknowledge and agree that (a) in the event Employee’s employment with the Company is terminated prior to the Retirement Date by Employee for any reason or by the Company with Cause (as defined in the Plan), or if the other conditions set forth in this Agreement, including Section 2.4 above, are not satisfied, (i) the Company shall have no obligation to pay Employee any portion of the Severance Benefits as provided in this Section 2, (ii) all of the unvested Restricted Stock and PSUs will be immediately forfeited in accordance with the applicable Award Agreement(s) and (iii) except as provided in this Section 2.6(a), this Agreement shall remain in full force and effect in accordance with the terms hereof, and (b) in the event that (i) Employee’s employment with the Company is terminated by the Company without Cause prior to the Retirement Date, (ii) Employee has otherwise complied with all of Employee’s obligations under this Agreement and (iii) the conditions set forth in this Agreement, including Section 2.4 above, have been satisfied, then this Agreement, including the Company’s obligations under this Section 2, shall continue in full force and effect in accordance with the terms hereof; provided, that, in the event of such earlier termination of Employee’s employment by the Company without Cause, the Retirement Date shall be deemed to be the last date of Employee’s employment with the Company.
2.7    For the avoidance of doubt, Employee’s death or disability prior to the Retirement Date shall not negate the Company’s obligation to provide the Severance Benefits.
3.     Employee Protections. Nothing in this Agreement or otherwise limits Employee’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (“SEC”) or any other federal, state or local governmental agency or commission (“Government Agencies”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against Employee for any of these activities, and nothing in this Agreement or otherwise requires Employee to waive any monetary award or other payment that Employee might become entitled to from the SEC or any other Government Agency. Nothing in this Agreement or otherwise requires Employee to disclose any communications Employee may have had or information Employee may have provided to the SEC or any other Government Agencies regarding possible legal violations. The Company shall instruct its Board of Directors, Chief Executive Officer, Chief Financial Officer, Chief Insurance Innovation Officer, Chief Operating Officer and General Counsel not to knowingly or intentionally, directly or indirectly, orally, in writing or otherwise, make any disparaging statement or remark or damage or destroy the goodwill, reputation, and esteem of Employee.
4.    Employee Obligations.
4.1    Employee agrees to execute Addendum 1 of this Agreement (Supplemental General Release) on the Retirement Date. Employee understands and agrees that his right to the Severance Benefits set forth in Section 2 above (including his right to retain any Severance Benefits paid to him) are conditioned upon Employee’s execution and non-revocation of Addendum 1.
4.2     Employee understands and agrees that, notwithstanding the termination of the Employee’s employment with the Company or any other event or circumstance that has occurred up to the date of this Agreement, the following shall survive and continue in full force and effect in accordance with their terms: (a) the entire RCA, (b) the applicable restrictive covenants and obligations contained in Article 9 and Section 13.11 of the LLC Agreement; and (c) except as set forth in Section 3 of this Agreement, any other confidentiality, nondisclosure, non-solicitation, non-acceptance, non-competition, non-disparagement, assignment of inventions or other similar obligations imposed on Employee pursuant to any agreement previously entered into by and between Employee and the Company or its affiliate (collectively, the “Continuing Obligations”). Further, except as set forth in Section 3 of this Agreement, Employee will not knowingly or intentionally, directly or indirectly, orally, in writing or otherwise, make any disparaging statement or remark or damage or destroy the goodwill and esteem of the Company or any other Released Party (as defined below), and the foregoing obligation shall constitute a Continuing Obligation hereunder. Employee reconfirms all representations, warranties, and acknowledgements made in the Continuing Obligations and hereby agrees that Employee shall strictly abide by all of the Continuing Obligations. The continued effectiveness of, and Employee’s abiding by Employee’s obligations in, the Continuing Obligations are material inducements for the Company to enter into this Agreement.
4.3    No later than seven (7) days after the Retirement Date, Employee shall return to the Company all property of the Company in Employee’s possession or under Employee’s control, including but not limited to all Company records, files, equipment, supplies, keys, confidential or proprietary information, credit card(s), laptop, parking pass, cell and/or smartphone, computer disks, thumb drives, and other portable storage devices, except as set forth in Section 3 of this Agreement. In addition, except as set forth in Section 3 of this Agreement, Employee shall return to the Company on a computer disk or thumb drive any electronically stored information that is the property of the Company, including but not limited to, any data or files Employee has stored on Employee’s home or other computer or on a portable storage device such as an external hard-drive, computer disk, or thumb drive.

4.4    Employee shall immediately disclose in writing to the Company any and all computer and software passwords and related security protection information Employee used in Employee’s work with the Company.

4.5    Employee agrees that, except as set forth in Section 3 of this Agreement or as otherwise publicly disclosed by the Company or BRP Group, Employee will preserve the confidentiality of this Agreement and not, directly or indirectly, discuss or disclose its existence, substance, or contents to anyone except Employee’s attorney, Employee’s tax and/or financial advisor, Employee’s spouse, or as compelled or authorized by law; provided that, except as set forth in Section 3 of this Agreement, Employee shall be responsible for ensuring that this confidentiality provision is fully explained and advised to anyone to whom Employee makes a permitted disclosure under this Section 4.5, and Employee shall be liable to the Company for any unauthorized disclosure(s) made by any such individuals or parties such that any confidentiality breaches by such individuals or parties shall be considered breaches by the Employee. Employee acknowledges and agrees that the Company would not have entered into this Agreement but for these confidentiality provisions.

4.6    Effective as of the Retirement Date, Employee agrees that Employee shall have no authority to and shall not enter or attempt to enter into any agreements with third-parties on behalf of or purportedly on behalf of the Company. Employee shall also not represent Employee as being employed by or associated with the Company.

4.7    Employee acknowledges and agrees that, except as set forth in Section 3 of this Agreement, Employee has disclosed to Company management any and all incidents, events, procedures, practices, or occurrences, that Employee is aware of, which have the potential of exposing the Company to any federal, state, or local civil monetary penalty or exclusion claim or any other claim that Employee believes may have resulted in a violation of any other federal, state, or local statutes, rules, regulations or guidelines.

4.8    Employee further acknowledges that Employee is not aware of any unreported work-related illness or injury that Employee has suffered that would entitle Employee to workers’ compensation benefits.

4.9    After the Retirement Date, Employee agrees to remain reasonably available to the Company and/or its counsel for purposes of (a) providing ongoing consulting services to the Company as reasonably requested for a period not to exceed two (2) years following the Retirement Date, (b) transitioning Employee’s duties, responsibilities and any tasks or projects in which Employee was involved during Employee’s employment and (c) providing truthful testimony and otherwise assisting the Company and its counsel with any actual or potential claims, legal disputes, investigations, or other proceedings involving matters within the scope of Employee’s knowledge, duties, and/or responsibilities during Employee’s employment with the Company, except as set forth in Section 3 of this Agreement. Such cooperation may include appearances in court, discovery proceedings, or meetings with the Company and/or its counsel. The Company will pay Employee’s reasonable and documented, out-of-pocket travel and lodging expenses incurred in connection therewith. All reimbursements made in conjunction with the foregoing are subject to Employee timely providing adequate written proof of expenses and time (as applicable) spent.

4.10    Notwithstanding anything to the contrary contained in the Employment Agreement, RCA, the LLC Agreement, any Award Agreement, this Agreement or any other agreement between the parties, as further consideration for the Severance Benefits, Employee and Company each agree that the provisions of Section 7 (Law; Venue; Dispute Resolution) of this Agreement shall exclusively govern the relationship between Employee and Company and shall be the sole and exclusive choice of law and venue applicable to any dispute, claim or cause of action between Employee and the Company, whether arising out of or related to the Employment Agreement, the RCA, the LLC Agreement, any Award Agreement, this Agreement, any other agreement between the parties, or otherwise.

4.11    As further consideration for the Severance Benefits, Employee acknowledges and agrees that each of the Continuing Obligations are valid, binding and enforceable, and Employee and the Releasing Parties (as defined below) irrevocably and unconditionally agree not to seek, on any basis or in any forum, any invalidation, nonapplication or modification of any of the Continuing Obligations or the choice of law and venue provided for in Section 4.10 and Section 7.
5.    Release and Covenant Not to Sue.

5.1    Employee, for Employee and Employee’s heirs, successors, and assigns, and anyone claiming by or through them (collectively, the “Releasing Parties”), irrevocably and unconditionally releases, waives, forever discharges, and covenants not to sue the Company and its direct and indirect parents, subsidiaries, members and affiliates (including but not limited to (a) Baldwin Risk Partners, LLC, a Delaware limited liability company, (b) BRP Main Street Insurance Holdings, LLC, a Florida limited liability company, (c) BRP Insurance Intermediary Holdings, LLC, a Florida limited liability company, (d) BRP Middle Market Insurance Holdings, LLC, a Florida limited liability company, and (e) BRP Medicare Insurance Holdings, LLC, a Florida limited liability company, and each of the direct and indirect parents, subsidiaries, members and affiliates of each such company), and each of their respective present and former directors, agents, attorneys, officers, employees, partners, investors, shareholders, members, managers, insurers, predecessors, successors, assigns, and representatives (the

“Released Parties”), from any and all actual or potential claims, complaints, liabilities, obligations, promises, actions, causes of action, agreements, damages, costs, debts, and expenses of any kind, whether known or unknown, that the Releasing Parties have ever had or now have from the beginning of time through the date Employee executes this Agreement, excluding any claims under this Agreement and any claims for salary, bonuses, commissions, employee benefits, or compensation or payments of any kind from the Company or any of its affiliates after the date the Employee executes this Agreement through the Retirement Date and any claims under the LLC Agreement (collectively, the “Released Claims”). Without limitation, the Released Claims include all claims arising out of, related to or connected with Employee’s employment, the termination of Employee’s employment, or the payment of wages, salary, or any other benefit Employee received or claims Employee should have received in connection with Employee’s employment; all claims under Title VII of the Civil Rights Act of 1964, as amended; (42 U.S. C. § 2000e, et seq.); the Civil Rights Acts of 1866, 1871 and 1991, all as amended; 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, as amended (29 U.S.C. § 2601, et seq.); the Families First Coronavirus Response Act of 2020; the Americans with Disabilities Act, as amended (42 U.S.C. § 12101, et seq.); the Rehabilitation Act of 1973, as amended (29 U.S.C. § 793-94); the Fair Labor Standards Act, as amended (29 U.S.C. § 201, et. seq.); the Equal Pay Act of 1963, as amended (29 U.S.C. § 206); the Employee Retirement Income Security Act, as amended (29 U.S.C. § 1001, et seq.) (except as to which the Employee has a vested entitlement and except any claim for benefits under any employee benefit plan that has not been paid); the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. § 1161, et seq.) (except as provided in this Agreement); the Age Discrimination in Employment Act (the “ADEA”) (29 U.S.C. § 621 et seq.); the Older Workers Benefit Protection Act of 1990 (the “OWBPA”) (29 U.S.C. § 623); the National Labor Relations Act; the Occupational Safety and Health Act; the Fair Credit Reporting Act and any other federal or state whistle blower statute or regulation; Chapter 760 of the Florida Civil Rights Act of 1992, as amended; Section 24, Article X of the Florida State Constitution; Section 448.110, Florida Statutes; Section 448.08, Florida Statutes; any provision of Chapters 250, 440, 443, 447, 448, and 760 of Florida Statutes; the Florida General Labor Regulations, as amended; any other federal, state, or local law, rule, regulation or ordinance; any obligations under, arising out of, or related to any other actual or quasi-contract, including but not limited to, salary payments, bonus payments, any other payouts, benefits, stock, or stock options; common law claims, including but not limited to claims of intentional or negligent infliction of emotional distress, negligent hiring, retention, training or supervision, defamation, invasion of privacy, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, breach of express or implied contract, promissory estoppel, negligence or wrongful termination of employment; any claims for or to unpaid salary, commissions, bonuses, incentive payments, expense reimbursements, health care benefits, life insurance, disability insurance, and any other income or benefits the Releasing Parties received or claim they should receive; and all other claims of any kind, including but not limited to any claims for attorneys’ fees. Notwithstanding the foregoing, the Released Claims shall not include (i) any claims for indemnification pursuant to the Company’s or BRP Group’s organizational documents, any indemnification agreement entered into by the Company or BRP Group and Employee, or applicable law or (ii) any claims arising pursuant to this Agreement.

5.2    The Releasing Parties warrant and represent that, except in connection with the exercise of any legally protected whistleblower rights as set forth in Section 3, they have not previously filed any lawsuits relating to any Released Claim against any Released Party.

5.3    The Releasing Parties have not assigned or otherwise transferred any interest in any Released Claim. The Releasing Parties shall not commence, join in, or in any manner seek relief through any suit arising out of, based upon, or relating to any Released Claim.

5.4    If any provision of this release in Section 5 is held invalid, unenforceable, or void to any extent by a court of competent jurisdiction, the provision shall be modified, if possible, by reducing its duration and scope to allow enforcement of the maximum permissible duration and scope. The Company reserves the right to rescind this Agreement and recover all amounts paid under it if any provision of this release is held invalid, unenforceable, or void by a court of competent jurisdiction in a final and nonappealable order, as a result of a claim or counterclaim made by Employee challenging this release.

6.    Effectiveness; Review of this Agreement.
6.1    Except with respect to (a) the ADEA Release (as defined below), which shall not be effective until the ADEA Release Effective Date (as defined below), and (b) the Addendum 1 ADEA Release (as defined in Addendum 1), which shall not be effective until the Addendum 1 ADEA Release Effective Date (as defined in Addendum 1), this Agreement shall be effective as of the Effective Date.
6.2    Employee acknowledges that Employee has read each section of this Agreement, that this Agreement is written in a manner calculated to be understood by Employee, and that Employee in fact understands Employee’s rights and obligations under this Agreement, including the fact that Employee is waiving and releasing Employee’s rights to sue the Company. Employee is advised to consult with legal counsel before executing this Agreement.

6.3    Employee acknowledges that the money being paid pursuant to this Agreement and any other consideration is in excess of all monies or anything else of value owed to Employee.

6.4    Because Employee is forty (40) years of age or older, and because Employee is waiving in this Agreement claims for age discrimination arising under the ADEA and the OWBPA (the “ADEA Release”), the parties hereby agree that the ADEA Release is not effective or enforceable until the first (1st) day after the expiration of the Revocation Period as determined, and not revoked by the Employee, pursuant to Section 6.6 (the “ADEA Release Effective Date”). If timely revoked, the ADEA Release (and only this specific release) will be rendered null and void as if it never existed, and such revocation shall give the Company, at its option, the unilateral right to declare this entire Agreement null and void, in which case the Company shall have no obligation to provide the Severance Benefits. Employee fully understands all of the terms of the ADEA Release and knowingly and voluntarily enters into this Agreement.

6.5    Employee has up to twenty-one (21) calendar days following the receipt of this Agreement to consider this Agreement before signing it. However, Employee may consider and sign this Agreement in less time if Employee so chooses. If Employee chooses to return this Agreement before expiration of the 21-day period Employee does so freely and without duress. Any modification to this Agreement, material or otherwise, will not restart or affect in any manner the running of the original 21-day period.

6.6    Employee may revoke the ADEA Release within seven (7) calendar days after Employee’s execution of this Agreement (the “Revocation Period”). To revoke the ADEA Release, Employee shall deliver notice of such election in writing to the Company’s representative, Seth Cohen, Esq., General Counsel (in accordance with Section 17), before 11:59 p.m. on the seventh day after execution. If the seventh day does not fall on a business day, then the Revocation Period shall be deemed extended to 11:59 p.m. the next business day.

7.    Law; Venue; Dispute Resolution. This Agreement has been delivered in the State of Florida and shall be governed by and construed in accordance with the laws of the State of Florida, and any action based upon or arising out of this Agreement, the Employment Agreement, the RCA, the LLC Agreement or any Award Agreement shall lie exclusively in the federal or state courts located in Hillsborough County, Florida, in each case, in accordance with Section 11 of the RCA. Employee and the Company agree to waive any right to have any such issue resolved by a jury and cede to the Court all matters of law and fact for resolution. This Agreement shall not be construed to waive any right of removal that may apply to any action filed in any court by either party.

8.Entire Agreement; Modification.
8.1    Employee acknowledges, agrees, and understands that the Continuing Obligations remain applicable and enforceable and that nothing contained in this Agreement shall be interpreted as waiving, modifying, replacing, or terminating the Continuing Obligations.
8.2    Subject to Section 4.2 above, this Agreement represents the entire agreement of the parties with respect to the subject matters addressed herein. However, nothing in this Agreement affects the Employee’s rights under the LLC Agreement.

8.3    This Agreement may not be modified or amended by either party except upon a written agreement signed by both parties.
9.No Fraud. The parties agree that no inducements, statements, or representations have been made that are not set forth in this Agreement and that they did not rely on any inducements, statements, or representations not set forth herein.

10.Binding Effect; Successors and Assigns. This Agreement shall be binding upon the parties and their respective heirs, devisees, legal representatives, personal representatives, successors, and assigns. However, this Agreement is not assignable by any party without the prior written consent of the other parties, and any attempted assignment without the prior written consent of the other parties shall be invalid and unenforceable against the other parties.
11.Counterparts and Originals. The parties may execute this Agreement in counterparts. Each executed counterpart shall be deemed an original, and all of them together shall constitute one document.
12.Titles and Headings. The titles and headings of the various sections of this Agreement are intended solely for convenience of reference and are not intended to explain, modify, or place any interpretation upon any of the provisions of this Agreement.
13.Severability. If any term or provision of this Agreement is determined to be illegal or unenforceable, to the extent possible, such term or provision shall be severed from this Agreement and all other terms and provisions shall be remain in full force and effect.
14.Gender and Number. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall each include the others whenever the context so requires.
15.Interpretation. The language used in this Agreement shall not be construed in favor of or against any of the parties but shall be construed as if all parties participated jointly in the preparation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.
16.Legal Fees and Costs. In any legal proceeding or dispute that arises from this Agreement, the prevailing party (or parties) may recover his, her, its, or their legal fees and costs from the non-prevailing party (or parties).
17.Notices. Except as otherwise specified in this Agreement, every demand, notice, consent, or approval required or permitted to be given by a party under this Agreement will be valid only if it is (a) in writing, (b) delivered personally, by commercial courier, or by first class, postage prepaid, United States mail (whether or not certified or registered and regardless of whether a return receipt is requested or received by the sender) with a simultaneous copy delivered via email for any such delivery to the Company or Employee, and (c) addressed by the sender to the intended recipient as follows:

If to Company, to:	Attn: Seth Cohen, Esq., General Counsel
4211 W. Boy Scout Blvd., Ste. 800
Tampa, Florida 33607
E-mail: legalnotice@baldwinriskpartners.com

If to Employee, to:	Kristopher A. Wiebeck
Address: the personal address maintained in the Company’s
records
E-mail: the personal email address maintained in the Company’s records

Each party to this Agreement shall promptly notify every other party of any change in its mailing address.

[SIGNATURE PAGE FOLLOWS]

THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE ENTIRE AGREEMENT, HAVE HAD A REASONABLE PERIOD OF TIME TO CONSIDER THIS AGREEMENT PRIOR TO ITS ACCEPTANCE, HAVE BEEN INSTRUCTED TO AND HAVE CONSULTED THEIR ATTORNEYS AS TO ITS CONTENTS AND EFFECT, AND ENTER THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

EMPLOYEE VOLUNTARILY ENTERS INTO THIS AGREEMENT WITH THE INTENTION OF RELINQUISHING ALL KNOWN AND UNKNOWN CLAIMS AND RIGHTS AGAINST THE RELEASED PARTIES.

PLEASE READ THIS AGREEMENT CAREFULLY. THE GENERAL RELEASES INCLUDE A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date first above written.

EMPLOYEE:

Executed this 11/4/2023 .

/s/ Kristopher A. Wiebeck
Kristopher A. Wiebeck

THE COMPANY:
BALDWIN RISK PARTNERS, LLC

Executed this 11/4/2023 .

By: /s/ Seth Cohen
Name: Seth Cohen
Title: General Counsel

BRP COLLEAGUE INC.

Executed this 11/4/2023 .

By: /s/ Seth Cohen
Name: Seth Cohen
Title: General Counsel

ADDENDUM 1
SUPPLEMENTAL GENERAL RELEASE
This is an addendum (this “Addendum 1”), dated as of December 31, 2023, to that certain Retirement Agreement & General Release (the “Agreement”), dated as of November 3, 2023, by and between Kristopher A. Wiebeck (“Employee”), Baldwin Risk Partners, LLC, a Delaware limited liability company (“BRP LLC”), and BRP Colleague Inc., a Florida corporation (“BRP Colleague”) (BRP LLC and BRP Colleague are co-employers of Employee and collectively referred to herein as the “Company”). Capitalized terms that are used but not defined herein shall have the meanings ascribed to such terms in the Agreement.
The parties agree as follows:

1.    Employee, for Employee and Employee’s heirs, successors, and assigns, and anyone claiming by or through them (collectively, the “Releasing Parties”), irrevocably and unconditionally releases, waives, forever discharges, and covenants not to sue the Company and its direct and indirect parents, subsidiaries, members and affiliates (including but not limited to (a) Baldwin Risk Partners, LLC, a Delaware limited liability company, (b) BRP Main Street Insurance Holdings, LLC, a Florida limited liability company, (c) BRP Insurance Intermediary Holdings, LLC, a Florida limited liability company, (d) BRP Middle Market Insurance Holdings, LLC, a Florida limited liability company, and (e) BRP Medicare Insurance Holdings, LLC, a Florida limited liability company, and each of the direct and indirect parents, subsidiaries, members and affiliates of each such company), and each of their respective present and former directors, agents, attorneys, officers, employees, partners, investors, shareholders, members, managers, insurers, predecessors, successors, assigns, and representatives (the “Released Parties”), from any and all actual or potential claims, complaints, liabilities, obligations, promises, actions, causes of action, agreements, damages, costs, debts, and expenses of any kind, whether known or unknown, that the Releasing Parties have ever had or now have from the date Employee executed the Agreement through the date Employee executes this Addendum 1 excluding any claims under the Agreement and the LLC Agreement (collectively, the “Addendum 1 Released Claims”). Without limitation, the Addendum 1 Released Claims include all claims arising out of, related to or connected with Employee’s employment, the termination of Employee’s employment, or the payment of wages, salary, or any other benefit Employee received or claims Employee should have received in connection with Employee’s employment; all claims under Title VII of the Civil Rights Act of 1964, as amended; (42 U.S. C. § 2000e, et seq.); the Civil Rights Acts of 1866, 1871 and 1991, all as amended; 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, as amended (29 U.S.C. § 2601, et seq.); the Families First Coronavirus Response Act of 2020; the Americans with Disabilities Act, as amended (42 U.S.C. § 12101, et seq.); the Rehabilitation Act of 1973, as amended (29 U.S.C. § 793-94); the Fair Labor Standards Act, as amended (29 U.S.C. § 201, et. seq.); the Equal Pay Act of 1963, as amended (29 U.S.C. § 206); the Employee Retirement Income Security Act, as amended (29 U.S.C. § 1001, et seq.) (except as to which the Employee has a vested entitlement and except for any claim for benefits not paid); the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. § 1161, et seq.) (except as provided under the Agreement); the Age Discrimination in Employment Act (the “ADEA”) (29 U.S.C. § 621 et seq.); the Older Workers Benefit Protection Act of 1990 (the “OWBPA”) (29 U.S.C. § 623); the National Labor Relations Act (NLRA); the Occupational Safety and Health Act (OSHA); the Fair Credit Reporting Act (FCRA) and any other federal or state whistle blower statute or regulation; Chapter 760 of the Florida Civil Rights Act of 1992, as amended; Section 24, Article X of the Florida State Constitution; Section 448.110, Florida Statutes; Section 448.08, Florida Statutes; any provision of Chapters 250, 440, 443, 447, 448, and 760 of Florida Statutes; the Florida General Labor Regulations, as amended; any other federal, state, or local law, rule, regulation or ordinance; any obligations under, arising out of, or related to any other actual or quasi-contract, including but not limited to, salary payments, bonus payments, any other payouts, benefits, stock, or stock options; common law claims, including but not limited to claims of intentional or negligent infliction of emotional distress, negligent hiring, retention, training or supervision, defamation, invasion of privacy, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, breach of express or implied contract, promissory estoppel, negligence or wrongful termination of employment; any claims for or to unpaid salary, commissions, bonuses, incentive payments, expense reimbursements, health care benefits, life insurance, disability insurance, and any other income or benefits the Releasing Parties received or claim they should receive; and all other claims of any kind, including but not limited to any claims for attorneys’ fees.
2.     The Releasing Parties warrant and represent that except in connection with the exercise of any legally protected whistleblower rights as set forth in Section 3 of the Agreement, they have not previously filed any lawsuits relating to any Released Claim against any Released Party.

3.    The Releasing Parties have not assigned or otherwise transferred any interest in any Released Claim. The Releasing Parties shall not commence, join in, or in any manner seek relief through any suit arising out of, based upon, or relating to any Released Claim.

4.    If any provision of this release in Section 1 is held invalid, unenforceable, or void to any extent by a court of competent jurisdiction, the provision shall be modified, if possible, by reducing its duration and scope to allow enforcement of the maximum permissible duration and scope. The Company reserves the right to rescind this Addendum 1 and recover all amounts paid under it if any provision of this release is held invalid, unenforceable, or void by a court of competent jurisdiction in a final and nonappealable order, as a result of a claim or counterclaim made by Employee challenging this release.

5.    Employee acknowledges that Employee has read this Addendum 1, that it is written in a manner calculated to be understood by Employee, and that Employee in fact understands Employee’s rights and obligations under this Agreement, including the fact that Employee is waiving and releasing Employee’s rights to sue the Company. Employee is advised to consult with legal counsel before executing this Addendum 1.

6.    Except the Addendum 1 ADEA Release (as defined below), which shall not be effective until the Addendum 1 ADEA Release Effective Date (as defined below), this Addendum 1 shall be effective as of the Addendum 1 Effective Date.

7.    Because Employee is forty (40) years of age or older, and because Employee is waiving in this Addendum 1 claims for age discrimination arising under the ADEA and the OWBPA (the “Addendum 1 ADEA Release”), the parties hereby agree that the Addendum 1 ADEA Release is not effective or enforceable until the first (1st) day after the expiration of the Addendum 1 Revocation Period as determined, and not revoked by the Employee, pursuant to Section 9 of this Addendum 1 (the “Addendum 1 ADEA Release Effective Date”). If timely revoked, the Addendum 1 ADEA Release (and only this specific release) will be rendered null and void as if it never existed, and such revocation shall give the Company, at its option, the unilateral right to declare the Agreement and this entire Addendum 1 null and void, in which case the Company shall have no obligation to provide the Severance Benefits. Employee fully understands all of the terms of the Addendum 1 ADEA Release and knowingly and voluntarily enters into this Agreement.

8.    Employee has had up to twenty-one (21) calendar days following the receipt of this Addendum 1 to consider this Addendum 1 before signing it. However, Employee may consider and sign this Addendum 1 in less time if Employee so chooses. If Employee chooses to return this Addendum 1 before expiration of the 21-day period Employee does so freely and without duress. Any modification to this Addendum 1, material or otherwise, will not restart or affect in any manner the running of the original 21-day period

9.    Employee further understands that Employee may revoke the Addendum 1 ADEA Release within seven (7) calendar days after Employee’s execution of this Addendum 1 (the “Addendum 1 Revocation Period”) by delivering a notice of revocation in writing to the Company’s representative, Seth Cohen, Esq., General Counsel, before 11:59 p.m. on the seventh day after execution.

PLEASE READ THIS ADDENDUM 1 CAREFULLY. THIS GENERAL RELEASE INCLUDES
A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
IN WITNESS WHEREOF, the Company and Employee have executed this Addendum 1 as of the date first above written.

EMPLOYEE:

Executed this 12/31/2023 .

/s/ Kristopher A. Wiebeck
Kristopher A. Wiebeck

THE COMPANY:
BALDWIN RISK PARTNERS, LLC

Executed this 12/31/2023 .

By: /s/ Seth Cohen
Name: Seth Cohen
Title: General Counsel

BRP COLLEAGUE INC.

Executed this 12/31/2023 .

By: /s/ Seth Cohen
Name: Seth Cohen
Title: General Counsel